Exhibit 99.4

News Release

NYSE: MYE

Contacts:

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Announces $40 Million

Share Repurchase Program

February 20, 2014, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that its Board of Directors has authorized additional share repurchases of $40 million of common stock with expectations for the share repurchases to be completed in 2014.

“We are in contact with our shareholders and it is clear that returning capital to them is a high priority as our cash flow increases,” said John Orr, president and chief executive officer. “This investment in share repurchases demonstrates the board’s confidence in Myers’ ability to generate long term profitable growth, produce solid free cash flow and maintain a balanced approach to capital allocation.”

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE